Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Form S-1 (Registration Statement No. 333-121255) on Form S-3 of our reports dated March 11, 2005 relating to the financial statements and financial statement schedule of Century Aluminum Company and to management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Century Aluminum Company for the year ended December 31, 2004. Our report relating to the financial statements expresses an unqualified opinion and includes an explanatory paragraph as to the adoption of Statement of Financial Accounting Standards No. 143 “Accounting for Asset Retirement Obligations.” We also consent to the reference to us under the headings “Summary Financial and Other Data of Century Aluminum” and “Experts” in the Prospectus, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Pittsburgh, Pennsylvania

March 23, 2005